EXHIBIT 3.1

Amended and Restated Certificate of Incorporation of LIVE Entertainment Inc., a Delaware corporation

(Pursuant to Sections 242 and 245 of the Delaware
General Corporation Law)

LIVE Entertainment Inc., a corporation organized and existing under the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

That this Amended and Restated Certificate of
Incorporation has been approved by its Board of Directors and adopted by the Corporation's stockholders pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

That its Certificate of Incorporation as filed with the office of the Delaware Secretary of State on March 15, 1988, and restated by its Restated
Certificates of Incorporation filed on September 20,
1988 and November 2, 1988, is hereby further amended and restated in its entirety as follows:

FIRST:    The name of the corporation (hereinafter
called the "Corporation") is Carolco Entertainment
Inc.

SECOND:   The address, including street, number,
city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange
Street, City of Wilmington, County of New Castle;
and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:    The purpose of this Corporation is to
engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

FOURTH:   The aggregate number of shares of capital
stock of the Corporation (referred to herein as "Shares") which the Corporation shall have authority to issue is 215,000,000 Shares, of which 200,000,000 will be common stock having a par value of $0.01
(the "Common Stock") and 15,000,000 will be series preferred stock having a par value of $1.00 (the
"Series Preferred Stock"), of which 15,000 shall be designated as Series C Preferred Stock ("Series C
Preferred Stock") and 120,000 shall be designated as Series D Preferred Stock ("Series D Preferred
Stock"), each of which such Series of Preferred
Stock shall have the preferences and relative, participating, optional and special rights and qualifications, limitations and restrictions set forth below. The remaining Series Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors.
Prior to issuance of a series, the Board of Directors by resolution shall designate it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of a series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of the Series Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Series
Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares, any terms, rights, restrictions and qualifications of the shares.

A.   Series C Preferred Stock

1.   Series C Dividend Rights

1.1  A.   The holder of each share of Series C
Preferred Stock (a "Series C Share") registered as such in the stock records of the Corporation (a
"Series C Holder") as of the Series C Record Date
(as defined below) shall be entitled to receive, when, as and if declared by the Corporation's Board of Directors or a duly authorized committee thereof out of the funds of the Corporation legally available therefor, on January 1, April 1, July 1 and October 1 of each year (a "Series C Dividend
Payment Date") cumulative dividends per Series C
Share (the "Series C Cash Dividends") in cash at the
Series C Cash Rate (as hereinafter defined) based upon the Series C Liquidation Preference (as defined in Paragraph A.2 and as adjusted pursuant to Paragraph A.1.1.D below) of such Series C Share. To the extent permitted by applicable law and not prohibited pursuant to the terms of applicable credit instruments or senior securities, the Board of Directors shall declare Series C Cash Dividends at the Series C Cash Rate for payment on each Series C Dividend Payment Date (or, if such day is not a business day, on the next business day thereafter).

B. A "Series C Quarterly Payment Period" shall mean each of the three month periods ending on December 31, March 31, June 30 and September 30 of each year.

C.   The "Series C Cash Rate" shall mean the
quarterly rate of one and one quarter percent (1
1/4%).

D. Series C Dividends shall accrue (whether or not paid) during each Series C Quarterly Payment Period from the Series C Dividend Payment Date immediately preceding such Series C Quarterly Payment Period to the last day of such Series C Quarterly Payment
Period, provided that, for the first Series C
Quarterly Payment Period, Series C Cash Dividends shall accrue commencing as of the date of Initial
Issuance (as defined below) of the Series C Shares.
Series C Cash Dividends shall be calculated on the basis of a 90 day Series C Quarterly Payment Period and the actual number of days elapsed. For any Series C Quarterly Payment Period with respect to which the Series C Cash Dividend is not fully paid in cash on the Series C Dividend Payment Date at the end of such Series C Quarterly Payment Period, such accrued but unpaid Series C Cash Dividends shall be added to the Series C Liquidation Preference of the Series C Shares effective at the beginning of the Series C Quarterly Payment Period next succeeding the Series C Quarterly Payment Period as to which such Series C Cash Dividends were not paid, and shall thereafter accrue additional Series C Cash
Dividends at the Series C Cash Rate.  Any Series C
Cash Dividend payment made on Series C Shares shall first be credited against the earliest accrued but unpaid Series C Cash Dividend which has been added to the Series C Liquidation Preference of the Series C Shares pursuant to this Paragraph A.1.1.D and shall thereafter reduce the Series C Liquidation
Preference. With respect to the Series C Shares, the date of "Initial Issuance" shall mean the Effective Date (as defined in that certain Agreement and Plan of Merger dated as of August 10, 1994 by and among the Corporation, Carolco Acquisition Corp.
and Carolco Pictures Inc.) of said merger.

E. Series C Cash Dividends, if and when declared on each Series C Share, shall to the extent permitted by applicable law be declared at least twenty (20) business days prior to the next Series C
Dividend Payment Date for payment on the next
Series C Dividend Payment Date to the Series C
Holders of record on the date determined in such declaration, which date shall in no event be more than fifteen (15) business days after the date of declaration (the "Series C Record Date"). Series C
Cash Dividends shall be payable on each Series C
Dividend Payment Date (or if any such day is not a business day, the next succeeding business day), except that Series C Cash Dividends for the period during which a Series C Redemption (as defined in Paragraph A.5.1) shall occur shall be payable on Series C Shares redeemed in accordance with Paragraph A.5.2 (unless otherwise paid on a Series C
Dividend Payment Date for a Series C Record Date occurring prior to a Series C Redemption Date (as defined in Paragraph A.5.2)). The Series C Holder of any Series C Shares which are the subject of a conversion pursuant to Paragraph A.4 shall, on the Series C Conversion Date (as defined in Paragraph
A.4.F), cease to have any rights with respect to any accrued Series C Cash Dividends on such Series C
Shares which have not been declared and paid on or before such Series C Conversion Date except to the extent such accrued but unpaid Series C Cash
Dividends have been added to the Series C
Liquidation Preference of such Shares and except that in the event a conversion of Series C Shares is effected after a Series C Redemption Notice (as defined in Paragraph A.5.2) is delivered by the Corporation but prior to a Series C Redemption Date, then, to the extent lawful, the Corporation shall pay to such Series C Holder an amount in cash equal to all accrued and unpaid Series C Cash Dividends from the last Series C Dividend Payment Date until the date the converting Series C Holder delivered its notice of conversion pursuant to Paragraph
A.4.F.

1.2  Until the date no Series C Shares are
outstanding (the "Series C Termination Date"), the
Corporation shall not declare, pay or set aside for payment any dividend (other than in shares of Junior
Stock (as hereinafter defined)) or other distribution in respect of its Junior Stock, or call for redemption, redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Stock) any shares of its Junior Stock, any warrants, rights, calls or options exercisable for any shares of Junior Stock unless all dividends accumulated and unpaid with respect to the Series C
Shares are simultaneously declared and paid. With respect to the Series C Preferred Stock, "Junior
Stock" means Common Stock (as hereinafter defined),
Series D Preferred Stock or any other series of preferred stock of the Corporation which ranks junior to or on a parity with (as determined pursuant to Paragraph A.6) the Series C Preferred
Stock. "Common Stock" means the common stock, par value $.01 per share, of the Corporation, and any share of successor or replacement stock.

1.3 Each Series C Holder shall be entitled to participate with the holders of Common Stock equally and ratably (on the basis of the number of shares of Common Stock such Series C Holder would then own if it then converted its Series C Shares pursuant to Paragraph A.4) in any subscription rights or other similar rights to acquire securities or property of the Corporation granted to any holder of Common
Stock; provided that any subscription rights or other similar rights acquired by Series C Holders shall be excluded for purposes of calculating any adjustments pursuant to Paragraph A.4.D hereof.

2.   Rights on Liquidation and Ranking

2.1 In the event of the liquidation, dissolution, winding up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary ("Liquidation"), the Series C Holder shall be entitled to receive with respect to its Series C Shares, after the satisfaction of all distributions to holders of other series of preferred stock, if any, which are required (at the direction of the holder thereof or otherwise) to be redeemed prior to or in connection with the consummation of such Liquidation or which are expressly senior in liquidation preference to the Series C Shares including any series of preferred stock which is mandatorily redeemable
(collectively, the "Series C Senior Payments") but before any distribution is made to or set aside for the holders of Common Stock or any other series of preferred stock of the Corporation, if any, which are not then required to be redeemed or which are junior in liquidation preference to the Series C
Shares, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to $1,000 ("Series C Liquidation Preference") plus all accrued but unpaid Series C Cash Dividends which have been added to the Series C Liquidation
Preference of such shares pursuant to Paragraph
A.1.1.D up to the date of the final distribution in Liquidation. If after the satisfaction of all Series C Senior Payments the assets of the Corporation available for distribution to Series C
Holders shall be insufficient to permit the payment in full of the amount due the Series C Holders pursuant to this Paragraph A.2, the entire assets of the Corporation available for distribution to Series C Holders after the satisfaction of all Series C Senior Payments shall be distributed pari passu among the Series C Holders and the holders of other series of preferred stock which are not junior in liquidation preferences to the Series C Shares, if any, in accordance with their respective liquidation preferences. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Series C Holders shall be reasonably determined in good faith by the Board of Directors.
A merger or consolidation of the Corporation with another corporation or a voluntary sale of all or substantially all of the assets of the Corporation principally in exchange for stock and/or securities of another corporation (all referred to as a "Merger") shall not be deemed a Liquidation if such Merger does not occur as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection of creditors or relief of debtors.

2.2 With regard to rights to receive distributions upon Series C Liquidation of the Corporation and dividends, the Series C Shares shall rank (i) senior to the Series D Preferred Stock and (ii) senior to the Common Stock and any other equity securities of the Corporation that by their terms are not made senior to or on a parity with the Series C Shares as to such rights.

3.   Voting Rights

3.1 Except as otherwise provided by law and except as provided in Paragraphs A.3.2 and A.3.3 below, each Series C Holder shall have the same voting rights as a holder of the number of shares of Common
Stock which such Series C Holder would then own if it then converted its Series C Shares pursuant to Paragraph A.4.

3.2 So long as any of the Series C Shares are outstanding, the Corporation will not, without the affirmative vote or consent of the Series C Holders representing at least a majority (unless the consent or vote of Series C Holders of greater than a majority is then required by law) of the Series C
Shares at the time outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for the purpose, the Series C Holders voting or consenting separately as a class:

A. amend, alter or repeal any of the provisions of the Corporation's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or the resolution providing for the issue of the Series C Shares or pass any stockholder resolution, including such action effected by merger or similar transaction in which the Corporation is the surviving corporation, if such amendment or resolution would affect adversely the preferences, special rights or powers of the Series C Shares except if such action is permitted under the other provisions of this Paragraph A.3.2;

B. increase or decrease (other than by redemption or conversion) the total number of authorized
Series C Shares;

C. issue any capital stock which ranks senior or on a parity with the Series C Shares with respect to rights to receive distributions upon liquidation, dissolution or winding up of the Corporation or with respect to dividends;

D. enter into a Merger in which the Corporation is not the surviving corporation; provided, however, that the provisions of this subparagraph D shall not be applicable to any such Merger if the authorized capital stock of the surviving corporation immediately after such Merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to Paragraph A.3.2 if such class or series had been authorized by the Corporation immediately prior to such Merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent or vote of the Series C Shares) prior to such Merger and continuing as an authorized class or series at the time thereof.

A Merger of the Corporation, or similar Merger in which the holders of its capital stock receive all cash shall not be deemed to adversely affect the preferences, special rights or powers of the Series C Shares. Nor shall the authorization or issuance of the Series D Preferred Stock, nor the authorization or issuance of any other series of preferred stock if such other series ranks junior to the Series C Shares with respect to rights to receive distributions upon Liquidation of the Corporation or with respect to dividends be deemed to adversely affect the preferences, special rights or powers of the Series C Shares.

3.3 In the event of an issuance by means of a stock split, reverse split or stock dividend or other similar event or reclassification of shares of Common Stock outstanding, the voting rights of the Series C Shares shall be fairly and equitably (in the judgment of the Board of Directors of the Corporation) adjusted at the same time and in the same manner as the adjustment is made in the rights of the Common Stock in order to maintain the same voting rights as the Series C Shares on the date of issuance.

3.4 Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each Series C Holder.

4.   Series C Conversion Rights Common Stock

A. Number of Series C Shares. Each Series C Share shall be convertible, at the option of the Series C
Holder thereof, at any time and from time to time, into that number of shares of Common Stock obtained by dividing the Series C Liquidation Preference
(including any Series C Cash Dividends added to the
Series C Liquidation Preference pursuant to
Paragraph A.1.1.D) of such Series C Share by the
"Series C Conversion Price" determined in accordance with Paragraph A.4.B.

B.   Series C Conversion Price.  The Series C
Conversion Price shall be $3.045 and shall be adjusted from time to time pursuant to Paragraph
A.4.D. The Corporation may (but shall have no obligation to) from time to time temporarily or permanently reduce the Series C Conversion Price as it deems appropriate.

C.   Series C Conversion and Series C Redemption.
In case any Series C Share is called for redemption, the right to convert such Series C Share shall terminate at the close of business on the Series C
Redemption Date; provided that no default by the Corporation in the payment of the applicable
Series C Redemption Price (as defined in Paragraph
A.5.1) shall have occurred and be continuing.

D.   Adjustment of Series C Conversion Price and
Ratio for Series C Conversion. Except as otherwise provided herein, the Series C Conversion Price shall be subject to adjustment from time to time only as follows:

(a) In case the Corporation shall (1) take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend payable in shares of Common Stock, (2) subdivide (by stock split, merger, consolidation or otherwise) the outstanding shares of Common Stock into a greater number of shares, (3) combine (by reverse stock split, merger, consolidation or otherwise) the outstanding shares of Common Stock into a smaller number of shares or (4) increase or decrease the number of shares of outstanding Common Stock by reclassification of its Common Stock or issue any shares of any other class or series of the Corporation by reclassification of its Common Stock, the Series C Conversion Price (then in effect) shall be adjusted so that each Series C Holder shall thereafter be entitled upon the conversion of each Series C Share held by him to receive for such Series C Share the number of shares of Common Stock which it would have owned and/or have been entitled to receive upon the occurrence of an event or record date described above had the Series C Share been converted immediately prior to the happening of the event, the adjustment to the Series C Conversion
Price to become effective immediately after (x) the record date (in the case of a dividend) or (y) the day upon which such subdivision or combination shall become effective.

(b) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common
Stock property including securities, but excluding:
(x) any dividend or distribution paid in Common
Stock; (y) any dividend or distribution paid in cash out of the surplus of the Corporation (provided that such distribution shall not reduce stockholders' equity below the sum of the aggregate Series C
Liquidation Preference of the Series C Shares then outstanding and the aggregate liquidation preference of all other shares ranking senior or pari passu to the Series C Shares) or (z) any securities issued or redeemed pursuant to a shareholders rights plan, the Series C Conversion Price shall be adjusted by multiplying (a) the Series C Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive the distribution by (b) a fraction, the numerator of which is the excess of the Market Price (as defined in Paragraph A.4.J) for that date over the fair market value on that date
(as reasonably determined in good faith by the Board of Directors, whose determination shall be conclusive) of the property so distributed per share of Common Stock, and the denominator of which is the Market Price for that date. The adjustment shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive the distribution.

(c) In case the Corporation shall sell or issue shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, excluding shares of Common Stock issued or reserved for issuance by the Corporation in the following situations:

(i)  in any transaction described in clause (a) or
(b) above;

(ii) (x) pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation, and the investment of additional optional amounts with respect to such plan, (y) pursuant to any employee benefit plan or program of the Corporation or (z) to officers, directors or employees pursuant to an employee stock option plan approved by the holders of the Common
Stock, in any such case, either (A) at a price per share not less than 95% of the Market Price per share of Common Stock, or (B) in an amount of shares of Common Stock not greater than 5% of the total number of shares of Common Stock outstanding on a fully diluted basis; and

(iii) upon conversion of the Series C Shares or Series D Shares, or upon conversion, exercise or exchange of rights, options, warrants or convertible or exchangeable securities outstanding or as to which a binding commitment existed as of the date of Initial Issuance of the Series C Shares.

and the price per share (determined in the case of rights, options, warrants or convertible or exchangeable securities as the quotient of (x) the aggregate consideration received or receivable by the Corporation upon the sale and issuance of such rights, options, warrants or convertible or exchangeable securities plus the total consideration payable to the Corporation upon such exercise or conversion divided by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) is lower than the Market Price on the date of such initial sale and issuance, then the Series C
Conversion Price in effect immediately prior to such issuance shall upon such issuance be reduced to the price determined by multiplying such Series C
Conversion Price by a fraction, the numerator of which shall be an amount equal to the sum of (A) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance multiplied by the Market Price in effect immediately prior to such issuance plus (B) the consideration, if any, received by the Corporation upon such issuance, and the denominator of which shall be the product of (A) the Market Price in effect immediately prior to such issuance and (B) the total number of shares of Common Stock outstanding on a fully diluted basis, immediately after such issuance.

(d) In case the Corporation shall distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding Series C Cash
Dividends or distributions made out of current or retained earnings) or rights or warrants to subscribe other than as referred to in subparagraph
(c) above, then in each such case the number of shares of Common Stock into which each Series C
Share shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such Series C Shares was theretofore convertible by a fraction, of which the numerator shall be the current Market Price per share of Common Stock on the date of such distribution, and of which the denominator shall be the current Market Price per share of Common Stock, less the then fair market value (as reasonably determined by the Board of Directors of the Corporation) of the assets, evidences of indebtedness, subscription rights or warrants so distributed (the "Distributed Property") over the aggregate consideration receivable by the
Corporation, if any, for the Distributed Property, as applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made (unless an adjustment is made pursuant to subparagraph (a), (b) or (c) above, in which case such subparagraphs shall apply), but shall also be effective retroactively as to Series C
Shares converted after the record date for the determination of stockholders entitled to receive such distribution and before the date such distribution is made.

(e) No adjustment in the Series C Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided that any adjustments which by reason of this clause (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

E. Series C Conversion Upon Reorganization. In case the Corporation shall effect a reorganization, reclassification of its Common Stock (other than a subdivision or combination described in clause (a) of Paragraph A.4.D) or Merger, and pursuant to any such reorganization, reclassification or Merger, any assets or securities of the Corporation, any successor or transferee corporation or any affiliate thereof or cash is received by or distributed to the holders of Common Stock, then each Series C Holder shall have the right thereafter to convert each Series C Share held by such Series C Holder into the kind and amount of shares or assets, securities or cash receivable as a result of consummation of such transaction by a holder of the number of shares of Common Stock into which such Series C Share might have been converted immediately prior to such transaction and shall have no other conversion rights nor shall there be any adjustment to the Series C Conversion Price; in any such event, effective provision shall be made in the certificate of incorporation of the successor or transferee corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series C Shares shall thereafter be applicable, as nearly as reasonably may be, to any such other securities, cash and assets deliverable upon conversion of the Series C Shares or other convertible stock or securities received by the Series C Holders in place thereof, and any such successor or transferee corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such other securities, cash or assets as the Series C Holders, or other convertible stock or securities received by the Series C Holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case securities other than Common Stock, cash or assets shall be issuable, payable or deliverable by the Corporation upon conversion as aforesaid, then all references in this Paragraph A.4.E shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities, cash or assets. This provision shall similarly apply to successive reorganizations, reclassifications or Mergers.

F.   Series C Conversion Method.  Any Series C
Holder may, at any time prior to the close of business on the Series C Redemption Date for such Series C Shares, exercise the conversion rights as to such Series C Shares by delivering to the Corporation during regular business hours, at the office of the then transfer agent for the Series C
Shares or at such other place as may be designated in writing delivered to all Series C Holders by the Corporation, at least ten (10) business days prior to the requested date for conversion, a notice requesting conversion on a specified date and the certificate for the Series C Shares to be converted, duly endorsed in blank or for transfer to the Corporation (if required by it), or accompanied by separate instruments of transfer satisfactory to the Corporation, in either case sufficient to transfer the Series C Shares being converted free of any adverse claim, and written notice stating the number of Series C Shares represented by such certificate that the Series C Holder elects to convert. The notice shall also state the names and addresses of the persons to whom certificates for shares of Common Stock shall be issued, the denominations of such certificates and reasonable delivery instructions with respect thereto. A notice failing to meet the foregoing requirements shall not be valid or effective for any purpose. (The
Corporation may (but shall have no obligation to) from time to time waive the requirement of ten (10) days written notice.) Each conversion shall be deemed to have been effected immediately on the close of business on the date specified in such notice (the "Series C Conversion Date"), and the person in whose name any certificate for shares of Common Stock is issuable upon the conversion shall be deemed to have become the holder of record of the Common Stock at such time. If the stock transfer books of the Corporation are closed on the Series C
Conversion Date, the Series C Conversion Date for purposes of determining record ownership shall be the next succeeding day on which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Series C Conversion Price in effect on the Series C Conversion Date specified in the notice of conversion. As promptly as practicable after the Series C Conversion Date (but in any event within 10 business days), the Corporation shall issue and deliver to such Series C
Holder, at the expense of the Corporation and in accordance with such Series C Holder's delivery instructions, a certificate or certificates for the number of full shares of Common Stock to which such Series C Holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Paragraph A.4.G below.
Upon conversion of only a portion of the Series C
Shares represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to such Series C Holder, at the expense of the Corporation, a new certificate covering the number of Series C Shares representing the unconverted portion of the certificate so surrendered and which new certificate shall entitle the Series C Holder thereof to the same rights of the Series C Shares represented thereby as if the certificate theretofore covering such unconverted Series C
Shares had not been surrendered for conversion.

G.   Fractional Shares of Common Stock.  No
fractional shares of Common Stock or scrip shall be issued upon conversion of Series C Shares. If more than one Series C Share shall be surrendered for conversion at any one time by the same Series C
Holder, the number of full shares of Common Stock issuable upon conversion of such Series C Shares shall be computed on the basis of the aggregate number of Series C Shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any Series C Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest based upon the Series C Conversion Price in effect at the close of business on the last business day prior to the Series C Conversion Date.

H. Taxes. All shares of Common Stock issued upon conversion of Series C Shares will be validly issued, fully paid and nonassessable. The
Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C
Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series C Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

I. Unauthorized Series C Shares. All certificates representing Series C Shares surrendered for conversion or Series C Redemption shall be appropriately cancelled on the books of the Corporation and the Series C Shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued
Series C Shares.

J.   Market Price.  For purposes hereof, the term
"Market Price" on any day shall mean the average of the closing prices (as defined below) per share of Common Stock on the New York Stock Exchange, Inc.
("NYSE") if the Common Stock is listed thereon, or, if not so listed, on the principal national stock exchange on which the Common Stock is then listed, or, if not so listed, on the National Association of Securities Dealers Inc. Automated Quotation System
(the "NASDAQ System"), in each case, for the 20 consecutive Trading Days immediately preceding the date of determination. A "Trading Day" is a business day in which the principal market on which the Common Stock is traded is open for trading for at least four hours. As used herein, the "closing price" per share of Common Stock for each day shall be the last reported sales price per share, regular way on such day, or if there are no sales on such day, on the immediately preceding day on which such sales occurred; provided that if at the time of any computation pursuant to this paragraph the Common
Stock is not then traded on any trading market, the "Market Price" for the purposes hereof shall be the fair value as reasonably determined in good faith by the Board of Directors of the Corporation.

K. Available Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series C Shares, such number of shares of Common
Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series C
Shares under Paragraph A.4.A, as such number may from time to time be adjusted pursuant to Paragraph
A.4.D, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series C Shares, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel and subject to any necessary approval of its stockholders, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

L. Notice to Series C Holders. In the event (i) the Corporation shall declare a dividend or other distribution on the Common Stock other than regular cash dividends declared in the ordinary course or dividends or other distributions payable in Common
Stock, (ii) the Common Stock is subdivided, combined or reclassified, (iii) of a Merger, or (iv) of a Liquidation, or (v) the Corporation offers for subscription pro rata to holders of Common Stock any additional shares of stock of any class or series or other rights, then the Corporation shall mail to each Series C Holder at the Series C Holder's address as it appears in the stock records of the Corporation, promptly and in any event at least
15 days prior to the date described in clause (a) below, a notice stating (a) the date for the determination of holders of Common Stock entitled to receive the distribution, subscription rights or the consideration in the Merger or Liquidation, or (b) the date of determination as to which shares of Common Stock will be affected by a subdivision, combination, reclassification, (c) a brief statement of the facts requiring such notice, and (d) if applicable, that the Series C Conversion Price shall be adjusted in accordance with this Paragraph A.4.
Upon any adjustment in the Series C Conversion
Price, the Corporation shall mail to each Series C
Holder at the Series C Holder's address as it appears in the stock records of the Corporation a notice setting forth the adjusted Series C
Conversion Price and the method of calculation thereof, provided that, if such address is outside of the United States, then such notice shall be sent by facsimile transmission (if such Series C Holder shall have provided a facsimile number).

M.   Conclusive Determination.  Whenever the
Series C Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Common Stock, a certificate of a firm of independent public accountants regularly employed by the Corporation setting forth the adjusted Series C Conversion
Price, along with a brief statement of the facts requiring the adjustment and the manner of computing the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment, absent manifest error.

5.   Series C Redemption Rights

5.1 Series C Redemption. The Corporation may, at its option, at any time after three years from the date of Initial Issuance of the Series C Shares, and from time to time thereafter, redeem (a "Series C
Redemption") at the price determined herein ("Series
C Redemption Price"), from funds legally available therefor, all or any portion of the outstanding
Series C Shares (not thereafter converted at any time prior to the Series C Redemption Date in accordance with Paragraph A.4) at the Series C
Redemption Price which shall be the Series C
Liquidation Preference plus all accrued and unpaid
Series C Cash Dividends through the Series C
Redemption Date (including any accrued but unpaid
Series C Cash Dividends added to Series C
Liquidation Preference pursuant to Paragraph
A.1.1.D) only if there has occurred a Series C
Redemption Event (as defined in Paragraph A.5.3) and only if prior to the giving of the Series C
Redemption Notice (as hereinafter defined) all Series C Cash Dividends have been paid through the end of the most recent Series C Quarterly Payment
Period (including accrued but unpaid Series C Cash
Dividends added to Series C Liquidation Preference pursuant to Paragraph A.1.1.D).

5.2  Notice of Series C Redemption.  If the
Corporation elects to redeem any or all Series C
Shares pursuant to a Series C Redemption, the Corporation shall (a) give written notice of such Series C Redemption ("Series C Redemption Notice") to each Series C Holder of Series C Shares to be redeemed at its address as it appears on the stock records of the Corporation by deposit thereof in first class U.S. mail, postage prepaid, and, in the case of a Series C Holder with an address outside of the United States, a Series C Redemption Notice shall be sent by facsimile transmission (if such Series C Holder shall have provided a facsimile number) and (b) set aside an amount equal to the Series C Redemption Price of all Series C Shares subject to Series C Redemption at that time for the benefit of all Series C Holders of Series C Shares subject to Series C Redemption apart from its other funds, and the Series C Shares then subject to Series C Redemption and not otherwise converted in accordance with Paragraph A.4 shall, on the date which is twenty (20) business days after the deposit of the Series C Redemption Notice in accordance with clause (a) of this sentence (the "Series C
Redemption Date"), cease to be outstanding and the rights of the Series C Holders and owners thereof shall be limited to payment of the Series C
Redemption Price thereof plus accumulated Series C
Dividends through the Series C Redemption Date in accordance with the terms hereof. The Corporation shall mail to each Series C Holder of a Series C
Share tendered for Series C Redemption the Series C
Redemption Price thereof by check within ten (10) days after the Corporation shall receive at its principal office a certificate representing the applicable Series C Share (or an affidavit of lost certificate and indemnity therefor in a form prescribed by the Board of Directors) duly endorsed in blank for transfer to the Corporation (if required by it), accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer the Series C Shares being redeemed free of any adverse claim. Should any Series C Holder not receive payment of any amounts due on Series C Redemption of its Series C Shares at the times prescribed by reason of the Corporation's failure to give a Series C Redemption Notice at the times or in the manner prescribed above or to make payment at the times prescribed above for any reason other than the Series C Holder's failure to tender its Series C Shares (or affidavit and indemnity) and instruments of transfer as provided above, the Corporation shall pay to the applicable Series C
Holder on demand (x) interest on the sums not paid when due at an annual rate equal to two percent in excess of the "Prime Rate" that is then in effect or announced by Chemical Bank, New York, New York, or its successor, compounding at the end of each thirty
(30) days, until the applicable Series C Holder is paid in full and (y) all costs of collection, including but not limited to attorneys' fees and costs, whether or not suit or other formal proceedings are instituted. The Series C Redemption
Price shall (in the discretion of the Board of Directors of the Corporation) be adjusted to take into account any stock split or other similar change in the Series C Shares.

5.3  Series C Redemption Event.  A "Series C
Redemption Event" shall occur with respect to any Series C Share (a) on the tenth day following any ten (10) consecutive Trading Days on which the Market Price is equal to or greater than 150% of the Series C Conversion Price of such Series C Share or
(b) in the event of a merger or consolidation of the Corporation with another corporation (or other business entity) or a voluntary sale of all or substantially all of the assets of the Corporation
(a "Redemption Event Merger") in which the consideration to be paid to holders of the Common
Stock in the Redemption Event Merger is either payable entirely in cash or is property with a fair market value (as reasonably determined in good faith by the Board of Directors of the Corporation) of not less than 150% of the Series C Conversion Price of such Series C Share on the date fixed for purposes of determining the holders of Common Stock entitled to receive consideration in the Redemption Event
Merger.

5.4 Selection of Shares. The Corporation shall select the Series C Shares to be redeemed in any Series C Redemption in which not all Series C Shares are required or permitted to be redeemed so that the Series C Shares of each Series C Holder selected for
Series C Redemption shall bear the same proportion to the total Series C Shares owned by that Series C
Holder as the proportion of all Series C Shares selected for Series C Redemption bears to the total of all then outstanding Series C Shares, but adjusted as determined by the Board of Directors to avoid the redemption of fractional Series C Shares.
Should any Series C Shares allowed to be redeemed under the terms hereof not be redeemed solely by reason of limitations imposed by law, the applicable
Series C Shares may be redeemed on the earliest possible date thereafter that the applicable Series
C Shares may be redeemed to the maximum extent permitted by law. Except as set forth above, the Board of Directors shall prescribe the manner in which any Series C Redemption shall be effected.
Any monies set aside by the Corporation for the holders of Series C Shares subject to Series C
Redemption which shall not be claimed at the end of one (1) year after the first service of the applicable Series C Redemption Notice shall be released and repaid to the Corporation but shall be paid to the Series C Holder of the applicable Series
C Shares so long as submission of its shares occurs within five (5) years after the first service of the applicable Series C Redemption Notice.

6.   Ranking of Stock of the Corporation

For purposes hereof, any stock of any class or classes of the Corporation shall be deemed to rank:

A. Prior to the Series C Shares, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Series C Holders;

B. On a parity with the Series C Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of the Series C Shares, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the Series C Holders; and
C. Junior to the Series C Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or Series D Preferred Stock, or if the Series C Holders shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, or upon redemption as the case may be, in preference or priority to the holders of shares of such class or classes.

B.   Series D Preferred Stock

1.   Series D Dividend Rights

1.1  A.   The holder of record of each share of
Series D Preferred Stock ("Series D Share") of the
Corporation (a "Series D Holder") as of the Series D
Record Date (as defined below) shall be entitled to receive, when, as and if declared by the Corporation's Board of Directors or a duly authorized committee thereof, on January 1, April 1, July 1 and October 1 of each year (a "Series D
Dividend Payment Date"), at the option of the Corporation, either:

(a) out of the funds of the Corporation legally available therefor, cumulative dividends per
Series D Share (the "Series D Cash Dividends") in cash equal to the "Series D Cash Rate" (as hereinafter defined) multiplied by the Series D
Liquidation Preference (as defined in Paragraph B.2 and as adjusted pursuant to Paragraph B.1.1.D below) for each Series D Quarterly Payment Period (as hereinafter defined) that such Series D Share is outstanding; or

(b) for any Series D Dividend (as hereinafter defined) accruing prior to October 20, 1998, to the extent legally available therefor, cumulative dividends per Series D Share (the "Series D PIK
Dividends") in additional Series D Shares equal to the "Series D PIK Rate" (as hereinafter defined) multiplied by the Series D Liquidation Preference
(and as adjusted pursuant to Paragraph B.1.1.D below) for each Series D Quarterly Payment Period that such Series D Share is outstanding.

To the extent permitted by applicable law and not prohibited pursuant to the terms of applicable credit instruments, senior securities or the Amended and Restated Certificate of Incorporation, the Board of Directors shall declare either Series D Cash
Dividends or Series D PIK Dividends (collectively referred to hereinafter as "Series D Dividends") for payment on each Series D Dividend Payment Date (or, if such day is not a business day, on the next business day thereafter).

B. A "Series D Quarterly Payment Period" shall mean the three month period ending on December 31, March 31, June 30 and September 30 of each year.

C.   The "Series D Cash Rate" and "Series D PIK
Rate" both shall mean the quarterly dividend rate of one and one quarter percent (1 1/4%). The Series D
Cash Rate and Series D PIK Rate shall collectively be referred to as the "Series D Dividend Rate."

D. Series D Dividends shall accrue (whether or not paid) during each Series D Quarterly Payment Period from the Series D Dividend Payment Date immediately preceding such Series D Quarterly Payment Period to the last day of such Series D Quarterly Payment
Period, provided that, for the first Series D
Quarterly Payment Period, Series D Dividends shall accrue commencing as of the date of Initial Issuance
(as defined below) of the Series D Shares.  Series D
Dividends shall be calculated on the basis of a 90-day Series D Quarterly Payment Period and the actual number of days elapsed. For any Series D
Quarterly Payment Period with respect to which the Series D Dividend is not fully paid in cash or in Series D Shares on the Series D Dividend Payment
Date at the end of such Series D Quarterly Payment
Period, such accrued but unpaid Series D Dividends shall be added to the Series D Liquidation
Preference of the Series D Shares effective at the beginning of the Series D Quarterly Payment Period next succeeding the Series D Quarterly Payment
Period as to which such Series D Dividends were not paid, and shall thereafter accrue additional
Series D Dividends at the Series D Dividend Rate.
Any Series D Dividend payment made on Series D
Shares shall be credited against the earliest accrued but unpaid Series D Dividend which has been added to the Series D Liquidation Preference of the Series D Shares pursuant to this Paragraph B.1.1.D and shall reduce the Series D Liquidation Preference by the amount of the Series D Dividend paid. With respect to the Series D Shares, the date of "Initial
Issuance" shall mean October 20, 1993.

1.2 Series D Dividends, if and when declared on each Series D Share, shall to the extent permitted by applicable law be declared at least twenty (20) business days prior to the next Series D Dividend
Payment Date for payment on the next Series D
Dividend Payment Date to the Series D Holders of record on the date determined in such declaration, which date shall in no event be more than fifteen
(15) business days after the date of declaration
(the "Series D Record Date"). Series D Dividends shall be payable on each Series D Dividend Payment
Date (or if any such day is not a business day, the next succeeding business day), except that Series D
Dividends for the period during which a Series D
Redemption (as defined in Paragraph B.5.1) shall occur shall be payable on Series D Shares redeemed in accordance with Paragraph B.5.2 (unless otherwise paid on a Series D Dividend Payment Date for a Series D Record Date occurring prior to a Series D
Redemption Date (as defined in Paragraph B.5.2)).
The Series D Holder of any Series D Shares which are the subject of a conversion pursuant to Paragraph
B.4 shall, on the Series D Conversion Date (as defined in Paragraph B.4.F), cease to have any rights with respect to any accrued Series D
Dividends on such Series D Shares which have not been declared and paid on or before such Series D
Conversion Date except to the extent such accrued but unpaid Series D Dividends have been added to the Series D Liquidation Preference of such Shares and except that in the event a conversion of Series D
Shares is effected after a Series D Redemption
Notice (as defined in Paragraph B.5.2) is delivered by the Corporation but prior to a Series D
Redemption Date, then, to the extent lawful, the Corporation shall pay to such Series D Holder an amount in cash equal to all accrued and unpaid
Series D Dividends from the last Series D Dividend
Payment Date until the date the converting Series D
Holder delivered its notice of conversion pursuant to Paragraph B.4.F.

1.3 So long as any Series D Shares are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend (other than in shares of Junior Stock (as hereinafter defined)) or other distribution in respect of its Junior Stock, or call for redemption, redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Stock) any shares of its Junior Stock, any warrants, rights, calls or options exercisable for any shares of Junior Stock unless all dividends accumulated and unpaid with respect to the Series D
Shares are simultaneously declared and paid. With respect to the Series D Preferred Stock, "Junior
Stock" means Common Stock or any other series of preferred stock of the Corporation which ranks junior to or on a parity with (as determined pursuant to Paragraph B.6) the Series D Preferred
Stock. "Common Stock" means the common stock, par value $.01 per share, of the Corporation, and any share of successor or replacement stock.

1.4 Each Series D Holder shall be entitled to participate with the holders of Common Stock equally and ratably (on the basis of the number of shares of Common Stock such Series D Holder would then own if it then converted its Series D Shares pursuant to Paragraph B.4) in any subscription rights or other similar rights to acquire securities or property of the Corporation granted to any holder of Common
Stock; provided that any subscription rights or other similar rights acquired by Series D Holders shall be excluded for purposes of calculating any adjustments pursuant to Paragraph B.4.D hereof.

2.   Rights on Liquidation and Ranking

2.1 In the event of the liquidation, dissolution, winding up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary ("Liquidation"), the Series D Holder shall be entitled to receive with respect to such Series D Share, after the satisfaction of all distributions to holders of other series of preferred stock, if any, which are required (at the direction of the holder thereof or otherwise) to be redeemed prior to or in connection with the consummation of such Liquidation or which are expressly senior in liquidation preference to the Series D Shares including any series of preferred stock which is mandatorily redeemable
(collectively, the "Series D Senior Payments") but before any distribution is made to or set aside for the holders of Common Stock or any other series of preferred stock of the Corporation, if any, which are not then required to be redeemed or which are junior in liquidation preference to the Series D
Shares, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to $1,000 ("Series D Liquidation Preference") plus all accrued but unpaid Series D Dividends which have been added to the Series D Liquidation Preference of such shares pursuant to Paragraph B.1.1.D up to the date of the final distribution in Liquidation. If, after the satisfaction of all Series D Senior
Payments, the assets of the Corporation available for distribution to Series D Holders shall be insufficient to permit the payment in full of the amount due the Series D Holders pursuant to this Paragraph B.2, the entire assets of the Corporation available for distribution to Series D Holders after the satisfaction of all Series D Senior Payments shall be distributed pari passu among the Series D
Holders and the holders of other series of preferred stock which are not junior in liquidation preferences to the Series D Shares, if any, in accordance with their respective liquidation preferences. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Series D Holders shall be reasonably determined in good faith by the Board of Directors. A merger or consolidation of the Corporation with another corporation or a voluntary sale of all or substantially all of the assets of the Corporation principally in exchange for stock and/or securities of another corporation (all referred to as a "Merger") shall not be deemed a Liquidation if such Merger does not occur as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection of creditors or relief of debtors.

2.2 With regard to rights to receive distributions upon Liquidation of the Corporation and dividends, the Series D Shares shall rank (i) junior to the Series C Preferred Stock, and (ii) senior to the
Common Stock and any other equity securities of the Corporation that by their terms are not made senior to or on a parity with the Series D Shares as to such rights.

3.   Voting Rights

3.1 Except as otherwise provided by law and except as provided in Paragraphs B.3.2 and B.3.1 below, each Series D Holder shall have the same voting rights as a holder of the number of shares of Common
Stock which such Series D Holder would then own if it then converted its Series D Shares pursuant to Paragraph B.4.

3.2 So long as any of the Series D Shares are outstanding, the Corporation will not, without the affirmative vote or consent of the Series D Holders of at least eighty percent (80%) of the Series D
Shares at the time outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for such purpose, with the Series D Holders voting or consenting separately as a class:

A. amend, alter or repeal any of the provisions of the Corporation's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or the resolution providing for the issue of the Series D Shares or pass any stockholder resolution, including such action effected by merger or similar transaction in which the Corporation is the surviving corporation, if such amendment or resolution would affect adversely the preferences, special rights or powers of the Series D Shares except if such action is otherwise permitted under the other provisions of this Paragraph B.3.2;

B. increase or decrease (other than by redemption or conversion) the total number of authorized
Series D Shares;

C.   issue any capital stock (other than Series D
PIK Dividends) which ranks senior to or on a parity with the Series D Shares with respect to rights to receive distributions upon liquidation, dissolution, or winding up of the Corporation or with respect to dividends;

D. enter into a Merger in which the Corporation is not the surviving corporation; provided however, that the provisions of this subparagraph D shall not be applicable to any such Merger if the authorized capital stock of the surviving corporation immediately after such Merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to Paragraph B.3.2 if such class or series had been authorized by the Corporation immediately prior to such Merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent or vote of the Series D Shares) prior to such Merger and continuing as an authorized class or series at the time thereof;

E.   take any action, if submitted to the
stockholders, which would result in there being no Series D Preferred Acceptable Chairman of the Board of Directors of the Corporation. "Series D
Preferred Acceptable Chairman of the Board" means
Mario F. Kassar ("Kassar") at any time he is serving as such and any successor chairman of the Board of Directors of the Corporation who is supported by at least eighty percent (80%) of the Series D Shares then outstanding. The holders of at least 80% of the Series D Shares shall irrebuttably be presumed to support any successor to such person as chairman of the Board of Directors of the Corporation unless persons having the power to vote at least 80% of the Series D Shares then outstanding shall submit a written statement to the Secretary of the Corporation within 10 days after Kassar or a chairman of the Board supported by holders of at least 80% of the Series D Shares shall have ceased to be chairman of the Board of Directors of the Corporation stating that the Board of Directors has failed to elect a chairman of the Board acceptable to such holders.

A Merger of the Corporation, or similar Merger in which the holders of its capital stock receive all cash shall not be deemed to adversely affect the preferences, special rights or powers of the Series D Shares. Nor shall the authorization or issuance of any other series of preferred stock if such other series ranks junior to the Series D
Shares with respect to rights to receive distributions upon Liquidation of the Corporation or with respect to dividends be deemed to adversely affect the preferences, special rights or powers of the Series D Shares.

3.3 In the event of an issuance by means of a stock split, reverse split or stock dividend or other similar event or reclassification of shares of Common Stock outstanding, the voting rights of the Series D Shares shall be fairly and equitably (in the judgment of the Board of Directors of the Corporation) adjusted at the same time and in the same manner as the adjustment is made in the rights of the Common Stock in order to maintain the same voting rights as the Series D Shares had on the date of issuance.

3.4 Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each Series D Holder.

4.   Series D Conversion Rights Common Stock

A. Number of Series D Shares. Each Series D Share shall be convertible, at the option of the Series D
Holder thereof, at any time and from time to time into that number of shares of Common Stock, obtained by dividing the Series D Liquidation Preference
(including any Series D Dividends added to Series D
Liquidation Preference pursuant to Paragraph
B.1.1.D) of such Series D Share by the "Series D
Conversion Price" determined in accordance with Paragraph B.4.B.

B.   Series D Conversion Price.  The Series D
Conversion Price shall be [$.60 x Exchange Ratio] and shall be adjusted from time to time pursuant to Paragraph B.4.D.

C.   Series D Conversion and Series D Redemption.
In case any Series D Share is called for redemption, the right to convert such Series D Share shall terminate at the close of business on the Series D
Redemption Date; provided that no default by the Corporation in the payment of the applicable
Series D Redemption Price (as defined in Paragraph
B.5.1) shall have occurred and be continuing.

D.   Adjustment of Series D Conversion Price and
Ratio for Series D Conversion. Except as otherwise provided herein, the Series D Conversion Price shall be subject to adjustment from time to time only as follows:

(a) In case the Corporation shall (1) take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend payable in shares of Common Stock, (2) subdivide (by stock split, merger, consolidation or otherwise) the outstanding shares of Common Stock into a greater number of shares, (3) combine (by reverse stock split, merger, consolidation or otherwise) the outstanding shares of Common Stock into a smaller number of shares or (4) increase or decrease the number of shares of outstanding Common Stock by reclassification of its Common Stock or issue any shares of another class or series of the Corporation by reclassification of its Common Stock, the Series D Conversion Price (then in effect) shall be adjusted so that each Series D Holder shall thereafter be entitled upon the conversion of each Series D Share held by him to receive for such Series D Share the number of shares of Common Stock which it would have owned and/or have been entitled to receive upon the occurrence of an event or record date described above had the Series D Share been converted immediately prior to the happening of the event, the adjustment to the Series D Conversion
Price to become effective immediately after (x) the record date (in the case of a dividend) or (y) the day upon which such subdivision or combination shall become effective.

(b) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common
Stock property including securities, but excluding:
(x) any dividend or distribution paid in Common
Stock; (y) any dividend or distribution paid in cash out of the surplus of the Corporation (provided that such distribution shall not reduce stockholders' equity below the sum of the aggregate Series D
Liquidation Preference of the Series D Shares then outstanding and the aggregate liquidation preference of all other shares ranking senior or pari passu to the Series D Shares), or (z) any securities issued or redeemed pursuant to a shareholders rights plan, the Series D Conversion Price shall be adjusted by multiplying (a) the Series D Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive the distribution by (b) a fraction, the numerator of which is the excess of the Market Price (as defined in Paragraph B.4.J) for that date over the fair market value on that date
(as reasonably determined in good faith by the Board of Directors, whose determination shall be conclusive) of the property so distributed per share of Common Stock, and the denominator of which is the Market Price for that date. The adjustment shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive the distribution.

(c) In case the Corporation shall sell or issue shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, excluding shares of Common Stock issued or reserved for issuance by the Corporation in the following situations:

(i)  in any transaction described in clause (a) or
(b) above;

(ii) (x) pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation, and the investment of additional optional amounts with respect to such plan, (y) pursuant to any employee benefit plan or program of the Corporation or (z) to officers, directors or employees pursuant to an employee stock option plan approved by the holders of the Common
Stock, in any such case, either (A) at a price per share not less than 95% of the Market Price per share of Common Stock, or (B) in an amount of shares of Common Stock not greater than 5% of the total number of shares of Common Stock outstanding on a fully diluted basis; and

(iii) upon conversion of the Series C Shares or Series D Shares or upon conversion, exercise or exchange of rights, options, warrants or convertible or exchangeable securities outstanding or as to which a binding commitment existed as of the Effective Date (as defined in that certain Agreement and Plan of Merger dated as of August 10, 1994 by and among the Corporation, Carolco Acquisition Corp.
and Carolco Pictures, Inc.) of said merger.

and the price per share (determined in the case of rights, options, warrants or convertible or exchangeable securities as the quotient of (x) the aggregate consideration received or receivable by the Corporation upon the sale and issuance of such rights, options, warrants or convertible or exchangeable securities plus the total consideration payable to the Corporation upon such exercise or conversion divided by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) is lower than the Market Price on the date of such initial sale and issuance, then the Series D
Conversion Price in effect immediately prior to such issuance shall upon such issuance be reduced to the price determined by multiplying such Series D
Conversion Price by a fraction, the numerator of which shall be an amount equal to the sum of (A) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance multiplied by the Market Price in effect immediately prior to such issuance plus (B) the consideration, if any, received by the Corporation upon such issuance, and the denominator of which shall be the product of (A) the Market Price in effect immediately prior to such issuance and
(B) the total number of shares of Common Stock outstanding on a fully diluted basis, immediately after such issuance.

(d) In case the Corporation shall distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding Series D Dividends or distributions made out of current or retained earnings) or rights or warrants to subscribe other than as referred to in subparagraph (c) above, then in each such case the number of shares of Common
Stock into which each Series D Share shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such Series D Shares was theretofore convertible by a fraction, of which the numerator shall be the current Market Price per share of Common Stock on the date of such distribution, and of which the denominator shall be the current Market
Price per share of Common Stock, less the excess of the then fair market value (as reasonably determined by the Board of Directors of the Corporation) of the assets, evidences of indebtedness, subscription rights or warrants so distributed (the "Distributed
Property") over the aggregate consideration receivable by the Corporation, if any, for the Distributed Property, as applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made (unless an adjustment is made pursuant to subparagraph (a), (b) or (c) above, in which case such subparagraphs shall apply), but shall also be effective retroactively as to Series D Shares converted after the record date for the determination of stockholders entitled to receive such distribution and before the date such distribution is made.

(e) No adjustment in the Series D Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided that any adjustments which by reason of this clause (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

E. Series D Conversion Upon Reorganization. In case the Corporation shall effect a reorganization, reclassification of its Common Stock (other than a subdivision or combination described in clause (a) of Paragraph B.4.D) or Merger, and pursuant to any such reorganization, reclassification or Merger, any assets or securities of the Corporation, any successor or transferee corporation or any affiliate thereof or cash is received by or distributed to the holders of Common Stock, then each Series D Holder shall have the right thereafter to convert each Series D Share held by such Series D Holder into the kind and amount of shares or assets, securities or cash receivable as a result of consummation of such transaction by a holder of the number of shares of Common Stock into which such Series D Share might have been converted immediately prior to such transaction and shall have no other conversion rights nor shall there be any adjustment to the Series D Conversion Price; in any such event, effective provision shall be made in the certificate of incorporation of the successor or transferee corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series D Shares shall thereafter be applicable, as nearly as reasonably may be, to any such other securities, cash and assets deliverable upon conversion of the Series D Shares or other convertible stock or securities received by the Series D Holders in place thereof, and any such successor or transferee corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such other securities, cash or assets as the Series D Holders, or other convertible stock or securities received by the Series D Holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case securities other than Common Stock, cash or assets shall be issuable, payable or deliverable by the Corporation upon conversion as aforesaid, then all references in this Paragraph B.4.E shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities, cash or assets. This provision shall similarly apply to successive reorganizations, reclassifications or Mergers.

F.   Series D Conversion Method.  Any Series D
Holder may, at any time prior to the close of business on the Series D Redemption Date for such Series D Shares, exercise the conversion rights as to such Series D Shares by delivering to the Corporation during regular business hours, at the office of the then transfer agent for the Series D
Shares or at such other place as may be designated in writing delivered to all Series D Holders by the Corporation, at least ten (10) business days prior to the requested date for conversion, a notice requesting conversion on a specified date and the certificate for the Series D Shares to be converted, duly endorsed in blank or for transfer to the Corporation (if required by it), or accompanied by separate instruments of transfer satisfactory to the Corporation, in either case sufficient to transfer the Series D Shares being converted free of any adverse claim, and written notice stating the number of Series D Shares represented by such certificate that the Series D Holder elects to convert. The notice shall also state the names and addresses of the persons to whom certificates for shares of Common Stock shall be issued, the denominations of such certificates and reasonable delivery instructions with respect thereto. A notice failing to meet the foregoing requirements shall not be valid or effective for any purpose. (The
Corporation may (but shall have no obligation to) from time to time waive the requirement of ten (10) days written notice.) Each conversion shall be deemed to have been effected immediately on the close of business on the date specified in such notice (the "Series D Conversion Date"), and the person in whose name any certificate for shares of Common Stock is issuable upon the conversion shall be deemed to have become the holder of record of the Common Stock at such time. If the stock transfer books of the Corporation are closed on the Series D
Conversion Date, the Series D Conversion Date for purposes of determining record ownership shall be the next succeeding day in which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Series D Conversion Price in effect on the Series D Conversion Date specified in the notice of conversion. As promptly as practicable after the Series D Conversion Date (but in any event within ten (10) business days), the Corporation shall issue and deliver to such Series D
Holder, at the expense of the Corporation and in accordance with such Series D Holder's delivery instructions, a certificate or certificates for the number of full shares of Common Stock to which such Series D Holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Paragraph B.4.G below.
Upon conversion of only a portion of the Series D
Shares represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to such Series D Holder, at the expense of the Corporation, a new certificate covering the number of Series D Shares representing the unconverted portion of the certificate so surrendered and which new certificate shall entitle the Series D Holder thereof to the same rights of the Series D Shares represented thereby as if the certificate theretofore covering such unconverted Series D
Shares had not been surrendered for conversion.

G.   Fractional Shares of Common Stock.  No
fractional shares of Common Stock or scrip shall be issued upon conversion of Series D Shares. If more than one Series D Share shall be surrendered for conversion at any one time by the same Series D
Holder, the number of full shares of Common Stock issuable upon conversion of such Series D Shares shall be computed on the basis of the aggregate number of Series D Shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any Series D Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest based upon the Series D Conversion Price in effect at the close of business on the last business day prior to the Series D Conversion Date.

H. Taxes. All shares of Common Stock issued upon conversion of Series D Shares will be validly issued, fully paid and nonassessable. The
Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series D
Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series D Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

I. Surrendered Series D Shares. All certificates representing Series D Shares surrendered for conversion or Series D Redemption shall be appropriately cancelled on the books of the Corporation and the Series D Shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued
Series D Shares.

J.   Market Price.  For purposes hereof, the term
"Market Price" on any day shall mean the average of the closing prices (as defined below) per share of Common Stock on the New York Stock Exchange, Inc.
("NYSE") if the Common Stock is listed thereon, or, if not so listed, on the principal national stock exchange on which the Common Stock is then listed, or, if not so listed, on the National Association of Securities Dealers Inc. Automated Quotation System
(the "NASDAQ System"), in each case, for the 20 consecutive Trading Days immediately preceding the date of determination. A "Trading Day" is a business day in which the principal market on which the Common Stock is traded is open for trading for at least four hours. As used herein, the "closing price" per share of Common Stock for each day shall be the last reported sales price per share, regular way on such day, or if there are no sales on such day, on the immediately preceding day on which such sales occurred; provided that if at the time of any computation pursuant to this paragraph the Common
Stock is not then traded on any trading market, the "Market Price" for the purposes hereof shall be the fair value as reasonably determined in good faith by the Board of Directors of the Corporation.

K. Available Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series D Shares, such number of shares of Common
Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series D
Shares under Paragraph B.4.A, as such number may from time to time be adjusted pursuant to Paragraph
B.4.D, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series D Shares, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel and subject to any necessary approval of its stockholders, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

L.   Notice to Series D Holders.  In the event
(i) the Corporation shall declare a dividend or other distribution on the Common Stock other than regular cash dividends declared in the ordinary course or dividends or other distributions payable in Common Stock, (ii) the Common Stock is subdivided, combined or reclassified, (iii) of a Merger, or (iv) of a Liquidation, or (v) the Corporation offers for subscription pro rata to holders of Common Stock any additional shares of stock of any class or series or other rights, then the Corporation shall mail to each Series D Holder at the Series D Holder's address as it appears in the stock records of the Corporation promptly and in any event at least 15 days prior to the date described in clause (a) below, a notice stating
(a) the date for the determination of holders of Common Stock entitled to receive the distribution, subscription rights or the consideration in the Merger or Liquidation, or (b) the date of determination as to which shares of Common Stock will be affected by a subdivision, combination, reclassification, (c) a brief statement of the facts requiring such notice, and (d) if applicable, that the Series D Conversion Price shall be adjusted in accordance with this Paragraph B.4. Upon any adjustment in the Series D Conversion Price, the Corporation shall mail to each Series D Holder at the Series D Holder's address as it appears in the stock records of the Corporation a notice setting forth the adjusted Series D Conversion Price and the method of calculation thereof, provided that, if such address is outside of the United States, then such notice shall be sent by facsimile transmission
(if such Series D Holder shall have provided a facsimile number).

M.   Conclusive Determination.  Whenever the
Series D Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Common Stock, a certificate of a firm of independent public accountants regularly employed by the Corporation setting forth the adjusted Series D Conversion
Price, along with a brief statement of the facts requiring the adjustment and the manner of computing the adjustment which certificate shall be conclusive evidence of the correctness of the adjustment, absent manifest error.

5.   Series D Redemption Rights

5.1 Series D Redemption. The Corporation may, at its option, at any time after October 20, 2000, and from time to time thereafter, redeem (a "Series D
Redemption") at the price determined herein
("Series D Redemption Price"), from funds legally available therefor, all or any portion of the outstanding Series D Shares (not thereafter converted at any time prior to the Series D
Redemption Date in accordance with Paragraph B.4) at the Series D Redemption Price which shall be the Series D Liquidation Preference plus all accrued but unpaid Series D Dividends (other than accrued but unpaid Series D Dividends added to Series D
Liquidation Preference pursuant to Paragraph
B.1.1.D) through the Series D Redemption Date only if there has occurred a Series D Redemption Event
(as defined in Paragraph B.5.3) and only if prior to the giving of the Series D Redemption Notice (as hereinafter defined) all Series D Dividends have been paid through the end of the most recent
Series D Quarterly Payment Period (including accrued but unpaid Series D Dividends added to Series D
Liquidation Preference pursuant to Paragraph
B.1.1.D).

5.2  Notice of Series D Redemption.  If the
Corporation elects to redeem any or all Series D
Shares pursuant to a Series D Redemption, the Corporation shall (a) give written notice of such Series D Redemption within ten (10) days after the occurrence of the applicable Series D Redemption
Event ("Series D Redemption Notice") to each
Series D Holder of Series D Shares to be redeemed at its address as it appears on the stock records of the Corporation by deposit thereof in first class
U.S. mail, postage prepaid, and, in the case of a Series D Holder with an address outside of the United States, a Series D Redemption Notice shall be sent by facsimile transmission (if such Series D
Holder shall have provided a facsimile number), and
(b) set aside an amount equal to the Series D
Redemption Price of all Series D Shares subject to
Series D Redemption at that time for the benefit of all Series D Holders of Series D Shares subject to
Series D Redemption apart from its other funds, and the Series D Shares then subject to Series D
Redemption and not otherwise converted in accordance with Paragraph B.4 shall, on the date which is twenty (20) business days after the deposit of the Series D Redemption Notice in accordance with clause
(a) of this sentence (the "Series D Redemption
Date"), cease to be outstanding and the rights of the Series D Holders and owners thereof shall be limited to payment of the Series D Redemption Price thereof plus accumulated Series D Dividends through the Series D Redemption Date in accordance with the terms hereof. The Corporation shall mail to each Series D Holder of a Series D Share tendered for
Series D Redemption the Series D Redemption Price thereof by check within ten (10) days after the Corporation shall receive at its principal office a certificate representing the applicable Series D
Share (or an affidavit of lost certificate and indemnity therefor in a form prescribed by the Board of Directors) duly endorsed in blank for transfer to the Corporation (if required by it), accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer the Series D
Shares being redeemed free of any adverse claim.
Should any Series D Holder not receive payment of any amounts due on Series D Redemption of its Series D Shares at the times prescribed by reason of the Corporation's failure to give a Series D
Redemption Notice at the times or in the manner prescribed above or to make payment at the times prescribed above for any reason other than the Series D Holder's failure to tender its Series D
Shares (or affidavit and indemnity) and instruments of transfer as provided above, the Corporation shall pay to the applicable Series D Holder on demand
(x) interest on the sums not paid when due at an annual rate equal to two percent in excess of the "Prime Rate" that is then in effect or announced by Chemical Bank, New York, New York, or its successor, compounding at the end of each thirty (30) days, until the applicable Series D Holder is paid in full and (y) all costs of collection, including but not limited to attorneys' fees and costs, whether or not suit or other formal proceedings are instituted.
The Series D Redemption Price shall (in the discretion of the Board of Directors of the Corporation) be adjusted to take into account any stock split or other similar change in the Series D
Shares.

5.3  Series D Redemption Event.  A "Series D
Redemption Event" shall occur with respect to any Series D Share (a) on the tenth day following any ten (10) consecutive Trading Days in which the Market Price is equal to or greater than 150% of the Series D Conversion Price of such Series D Share or
(b) in the event of a Redemption Event Merger in which the consideration to be paid to holders of the Common Stock in the Redemption Event Merger is either payable entirely in cash or is property with a fair market value (as reasonably determined in good faith by the Board of Directors of the Corporation) of not less than 150% of the Series D
Conversion Price of such Series D Share on the date fixed for purposes of determining the holders of Common Stock entitled to receive consideration in the Redemption Event Merger.

5.4 Selection of Shares. The Corporation shall select the Series D Shares to be redeemed in any Series D Redemption in which not all Series D Shares are to be redeemed so that the Series D Shares of each Series D Holder selected for Series D
Redemption shall bear the same proportion to the total Series D Shares owned by that Series D Holder as the proportion of all Series D Shares selected for Series D Redemption bears to the total of all then outstanding Series D Shares, but adjusted as determined by the Board of Directors to avoid the redemption of fractional Series D Shares. Should any Series D Shares required to be redeemed under the terms hereof not be redeemed solely by reason of limitations imposed by law, the applicable Series D
Shares shall be redeemed on the earliest possible date thereafter that the applicable Series D Shares may be redeemed to the maximum extent permitted by law. Except as set forth above, the Board of Directors shall prescribe the manner in which any Series D Redemption shall be effected. Any monies set aside by the Corporation for the holders of Series D Shares subject to Series D Redemption which shall not be claimed at the end of one (1) year after the first service of the applicable Series D
Redemption Notice shall be released and repaid to the Corporation but shall be paid to the Series D
Holder of the applicable Series D Shares so long as submission of its shares occurs within five (5) years after the first service of the applicable
Series D Redemption Notice.

6.   Ranking of Stock of the Corporation

For purposes hereof, any stock of any class or classes of the Corporation shall be deemed to rank:

A. Prior to the Series D Shares, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Series D Holders;

B. On a parity with the Series D Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of the Series D Shares, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the Series D Holders; and

C. Junior to the Series D Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or if the Series D Holders shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, or upon redemption as the case may be, in preference or priority to the holders of shares of such class or classes.

FIFTH:

A.   Management Vested in the Board of Directors.
The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Amended and Restated Bylaws of the Corporation. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Amended and Restated Bylaws of the Corporation from time to time. The phrase "whole
Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B. Terms of Directors. Each director shall serve for a term ending on the date of the next annual meeting following the meeting at which such director was elected, or such later date as such director's successor shall have been elected and qualified.
Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the Amended and Restated Bylaws of the Corporation.

C. Appointment of New Directors. Except as otherwise provided, newly created directors resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Removal of Directors. The entire Board or any individual director may be removed from office, with or without cause, by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

E. Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

SIXTH:    Meetings of stockholders may be held
within or without the State of Delaware, as the Amended and Restated Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Amended and Restated Bylaws of the Corporation.

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH:   No holder of any Shares shall be entitled
as of right to subscribe for, purchase, or otherwise acquire any Shares of any capital stock of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of Shares of any class of the Corporation or for the purchase of any Shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire Shares of any class of capital stock of the Corporation;
and any and all of such Shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

NINTH:      The Corporation shall, to the fullest
extent permitted by Section 145 of the General
Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

TENTH:        Except as may otherwise be
specifically provided in this Amended and Restated
Certificate of Incorporation, no provision of this Amended and Restated Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the General Corporation Law upon the Corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General
Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the General Corporation Law.

ELEVENTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

TWELFTH:  The effective time of the original
Certificate of Incorporation of the Corporation, and the time when the existence of the Corporation commenced, is March 15, 1988.

Signed on [____________], 1994.
LIVE ENTERTAINMENT INC.

By:
_____________________________________

[_____________], President

ATTEST:


__________________________________
[___________], Secretary